Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Princeton Premium Fund, a series of the Northern Lights Fund Trust, of our report dated November 29, 2024, relating to the financial statements and financial highlights of Princeton Premium Fund, appearing in the Form N-CSR for the year ended September 30, 2024, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights”, “Policies and Procedures for Disclosure of Portfolio Holdings”, and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 24, 2025